As filed with the Securities and Exchange Commission on November 25, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CANADIAN SOLAR INC.

(Exact name of registrant as specified in its charter)

Canada	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

199 Lushan Road

Suzhou New District

Suzhou, Jiangsu 215129

People’s Republic of China

(86-512) 6690-8088

(Address of Principal Executive Offices)

CANADIAN SOLAR INC. AMENDED AND RESTATED SHARE INCENTIVE PLAN

(Full title of the plan)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

(Name and address of agent for service)

(212) 664-1666

(Telephone number, including area code, of agent for service)

Copies to:

Michael G. Potter Chief Financial Officer 650 Riverbend Drive, Suite B Kitchener, Ontario, Canada N2K 3S2 Tel: (1-905) 530-2334 Fax: (1-905) 530-2001	Robin L. Struve, Esq. Latham & Watkins LLP 233 South Wacker Drive Chicago, Illinois 60606 (312) 876-7700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Shares, no par value	432,800	11.334	$4,905,355	$562.15
Common Shares, no par value	386,867	9.328	3,608,695	413.56
Common Shares, no par value	219,300	15.242	3,342,571	383.06
Common Shares, no par value	100,000	15.194	1,519,400	174.12
Common Shares, no par value	133,000	9.370	1,246,210	142.82
Common Shares, no par value	69,900	13.745	960,776	110.10
Common Shares, no par value	69,900	12.086	844,811	96.82
Common Shares, no par value	260,510	3.184	829,464	95.06
Common Shares, no par value	69,900	9.809	685,649	78.58
Common Shares, no par value	26,286	16.096	423,099	48.49
Common Shares, no par value	29,900	13.992	418,361	47.94
Common Shares, no par value	16,150	15.176	245,092	28.09
Common Shares, no par value	17,500	5.256	91,980	10.54
Common Shares, no par value	2,500	11.580	28,950	3.32
Common Shares, no par value	3,274,706	2.470 (2)	8,088,524 (2)	926.94
Total Registration Fee	N/A	N/A	N/A	$3,121.58

(1)	Represents Common Shares issuable pursuant to awards (including the exercise of any options granted) under the Canadian Solar Inc. Amended and Restated Share Incentive Plan (the “Plan”). In addition, pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of the Company’s Common Stock that may become issuable under the Plan by reason of any substitutions or adjustments to shares to account for any change in corporate capitalization, such as a reorganization, recapitalization, liquidation, stock dividend, stock split, or other distribution of stock or property of the Company, combination or exchange of shares of Common Stock, dividend in kind, or other like change in capital structure.
(2)	Estimated solely for the purposes of calculating the registration fee under Rule 457(h) and (c) under the Securities Act, and is based on the average of the high and low sales price $2.470 of the Common Shares, as reported on the NASDAQ Global Market on November 23, 2011, for the remaining 3,274,706 Common Shares issuable under the Plan for 2011, including additional Common Shares that are available for issuance pursuant to the “evergreen” provision of the Plan in 2012 and 2013. The total number of Common Shares issuable pursuant to awards under the Plan shall increase annually on the first business day of each calendar year by two and one-half percent of the number of Common Shares outstanding as of such date or a lesser number as determined by the Board or a committee designated by the Board to administer the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information

Not required to be filed with this Registration Statement.

Item 2.	Registrant Information and Employee Plan Annual Information

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed with the Securities and Exchange Commission (the “SEC”) by the Company are incorporated as of their respective dates in this Registration Statement by reference:

(a)	The Company’s annual report on Form 20-F for the fiscal year ended December 31, 2010 (File No. 001-33107), filed with the SEC on May 17, 2011, as amended on October 26, 2011;

(b)	The Company’s reports of foreign private issuer on Form 6-K filed with the SEC on March 11, 2011, May 12, 2011, June 6, 2011, July 26, 2011, August 18, 2011 and November 25, 2011; and

(c)	The description of the Common Shares contained in the Company’s Registration Statement on Form F-3 (File No. 333-152325), filed with the SEC on July 14, 2008, including any subsequently filed amendments and reports updating that description.

All documents subsequently filed by the Company or by the Plan pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from their dates of filing; except as to any portion of any future annual report to stockholders or document or current report furnished under Form 6-K that is not deemed filed under such provisions.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement is deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances will any information filed on Form 6-K be deemed incorporated herein by reference unless such Form 6-K expressly provides to the contrary.

Item 4.	Description of Securities

Not required to be filed with this Registration Statement.

Item 5.	Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Under the Canada Business Corporations Act, or CBCA, the Company may indemnify a present or former director or officer of the Company or a person who acts or has acted at its request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Company or other entity and may advance moneys to a director, officer or other individual for the costs, charges and expenses of such a proceeding, provided that the director or officer acted honestly and in good faith with a view to the best interests of the Company, or as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Company’s request and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful. Such indemnification may be made in connection with a derivative action only with court approval. Each such individual is entitled to indemnification from the Company in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the Company or other entity as a matter of right if he or she is not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and fulfilled the conditions set forth above.

Pursuant to the Company’s by-laws, subject to the limitations contained in the CBCA, but without limit to the right of the Company to indemnify any individual, under the CBCA or otherwise, to the fullest extent permitted by law, the Company shall indemnify each present or former director or officer, and each other individual who acts or acted at its request as a director or officer, or in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Company or other entity, provided that: (1) the individual acted honestly and in good faith with a view to the best interests of the Company, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Company’s request; and (2) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the conduct was lawful.

Pursuant to the Company’s by-laws, the Company may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to in preceding paragraph. The Company’s by-laws provide that, with the approval of a court, the Company shall indemnify an individual referred to in the preceding paragraph, or advance moneys as contemplated above, in respect of an action by or on behalf of the Company or other entity to procure a judgment in its favor, to which the individual is made a party because of the individual’s association with the Company or other entity as described in the preceding paragraph against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfills the conditions set out above.

The Underwriting Agreement filed as Exhibit 1.1 to Amendment No. 2 to the Company’s Form F-1, filed on November 2, 2006 (File No. 333-138144), provides for the indemnification of the Company and its officers and directors by the underwriters and for the indemnification of the underwriters by the Company, in each case against certain liabilities, including liabilities arising under the Securities Act.

The Equity Underwriting Agreement filed as Exhibit 1.1 to the Company’s Form 6-K, filed on July 17, 2008 (File No. 001-33107), provides for the indemnification of the Company and its officers and directors by the underwriters and for the indemnification of the underwriters by the Company, in each case against certain liabilities, including liabilities arising under the Securities Act.

The Form of Director Indemnity Agreement filed as Exhibit 4.1 to the Company’s Form 20-F, filed on June 8, 2009 (File No. 001-33107), provides for the indemnification by the Company of a director of the Company, to the fullest extent permitted by law, against all liability, loss, harm, damage, cost or expense, including legal fees and expenses and amounts paid to settle a claim or action or satisfy a judgment or fine, reasonably incurred by such director in respect of any threatened, pending, ongoing or completed claim or civil, criminal, administrative, investigative or other action or proceeding, formal or informal, made or commenced (whether by a third party or by the Company or a third party on behalf of the Company) against such director or in which such director is or was involved by reason of (1) the fact that such director is or was a director of the Company or (2) any action or inaction on the part of such director while he is or was a director of the Company. The Company shall not obligated to indemnify a director under the respective Director Indemnity Agreement unless: (1) the director acted honestly and in good faith with a view to the best interests of the Company and (2) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director did not have reasonable grounds for believing that his conduct was lawful.

The Equity Underwriting Agreement filed as Exhibit 1.1 to the Company’s Form 6-K, filed on October 19, 2009 (File No. 001-33107), provides for the indemnification of the Company and its officers and directors by the underwriters and for the indemnification of the underwriters by the Company, in each case against certain liabilities, including liabilities arising under the Securities Act.

Item 7.	Exemption From Registration Claimed

Not applicable.

Item 8.	Exhibits

Exhibit Number	Description of Exhibit

4.1	Amended Articles of Continuance (incorporated by reference to Exhibit 3.2 of our registration statement on Form F-1 (File No. 333-138144), as amended, initially filed with the SEC on October 23, 2006)

4.2	Canadian Solar Inc. Amended and Restated Share Incentive Plan (in corporated by reference to Exhibit 4.5 to our annual report on Form 20-F for the year ended December 31, 2010 (File No. 001-33107), filed with the SEC on May 17, 2011)

5.1	Opinion of WeirFoulds LLP

23.1	Consent of WeirFoulds LLP (included in Exhibit 5.1)

23.2	Consent of Deloitte Touche Tohmatsu CPA Ltd.

24.1	Power of Attorney (included on signature page hereto)

Item 9.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply to information contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Suzhou, China, on November 14, 2011.

CANADIAN SOLAR INC.

By:	/s/ Shawn (Xiaohua) Qu
Name: Shawn (Xiaohua) Qu Title: Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes and appoints Mr. Shawn (Xiaohua) Qu, with full power to act alone, as his or her true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Date: November 14, 2011

Signature	Title	Date

/s/ Shawn (Xiaohua) Qu	Chairman, President and Chief Executive	November 14, 2011
Shawn (Xiaohua) Qu	Officer (principal executive officer)

/s/ Michael G. Potter	Chief Financial Officer, Compliance Officer	November 14, 2011
Michael G. Potter	and Director (principal financial and accounting officer)

/s/ Robert McDermott	Director	November 14, 2011
Robert McDermott

/s/ Lars-Eric Johansson	Director	November 14, 2011
Lars-Eric Johansson
/s/ Harry E. Ruda	Director	November 14, 2011
Harry E. Ruda

/s/ Donald J. Puglisi	Authorized Representative in the United	November 25, 2011
Name: Donald J. Puglisi Title: Managing Director Puglisi & Associates	States